                                                                    EXHIBIT 99.1

                           1ST COLONIAL BANCORP, INC.


                                                           For Immediate Release
                                                   For more information, contact
                                                 Gerry Banmiller at 856-858-1100

                                  PRESS RELEASE

      1ST COLONIAL BANCORP REPORTS INCREASES IN ASSETS, LOANS AND DEPOSITS.

      Collingswood, New Jersey; March 18, 2004 - 1st Colonial Bancorp, Inc. (OTC:FCOB), the holding company for 1st Colonial National Bank, today announced that its total assets, loans and deposits at December 31, 2003 had increased by 20.1%, 23.2% and 25.8%, respectively, since December 31, 2002. It also reported that for the year ended December 31, 2003, it had net income of $500,000, representing a $5,000 or 1.0% increase over the prior year. Gerry Banmiller, the President and Chief Executive Officer of 1st Colonial, said "the success of the bank in 2003 reflects our goal to increase our assets, deposits and net income by continuing to stress customer service and our identity as a locally operated community bank. The opening of our first branch office in Westville has been very successful, and that provided additional fuel for our growth in 2003. As a leading community bank in our market area, we intend to continue to strive to meet the banking needs of our local businesses and residents."

      At December 31, 2003, 1st Colonial reported $118.1 million in assets, $66.8 million in loans and $104.3 million in deposits. These amounts reflect increases of $19.8 million, $12.6 million and $21.4 million from its assets, loans and deposits of $98.3 million, $54.3 million and $82.9 million, respectively, at December 31, 2002.

      Despite 1st Colonial's 1.0% increase in net income for 2003 compared to 2002, its basic earnings per share decreased to $0.37 for 2003 ($0.36 on a diluted basis) from $0.46 for prior year ($0.45 on a diluted basis). This decrease was due to the issuance of 267,119 additional shares of common stock in 1st Colonial's public offering of common stock and warrants, which was completed in December 2002. These additional shares had only a marginal effect on the weighted average number of shares outstanding used to compute earnings per share for 2002, as compared to a full effect for 2003.

      1st Colonial posted gains in net interest income and other income of $600,000 and $97,000 or 20.6% and 48.0%, respectively, as compared to a year ago. The increase in net interest income was largely due to growth in its earning assets, and was somewhat offset by a tightening of net interest margin due to the low interest rate environment in 2003. Other expenses increased $736,000 or 36.4% and reflect the opening of the Westville branch, additions to staff and an increase in marketing expenses. Overall, 1st Colonial achieved higher earnings due to the benefit of its growth in loans and deposits and a reduction in its loan loss provision, which were somewhat offset by net interest margin compression and its other expense increases.

      Highlights at and for the year end December 31, 2003, compared to the year ended December 31, 2002, include the following: (dollars in thousands, except per share data):

                                    At                         At                 $ increase/        % increase/
                            December 31, 2003          December 31, 2002           (decrease)        (decrease)
                            -----------------          -----------------           ----------        ----------
Total Assets                    $ 118,072                  $ 98,320                $ 19,752             20.1%

Total Loans                        66,831                    54,261                  12,570             23.2%

Total Deposits                    104,323                    82,948                  21,375             25.8%

Shareholders' Equity                9,551                     9,202                     349              3.8%

                                         For the Year Ended,
                                                                                  $ increase/        % increase/
                             December 31, 2003          December 31, 2002          (decrease)        (decrease)
                             -----------------          -----------------          ----------        ----------
Net Interest Income               $ 3,520                    $ 2,920                 $ 600               20.6%

Provision for Loan
Losses                                225                        275                   (50)             (18.2%)

Other Income                          299                        202                    97               48.0%

Other Expense                       2,759                      2,023                   736               36.4%

Net Income                            500                        495                     5                1.0%

Earnings Per Share,
Diluted                              0.36                       0.45                 (0.09)             (20.0%)

      Certain performance ratios for 2003 and 2002 are set forth below:

                               PERFORMANCE RATIOS

                                                                For the Year Ended December 31,
                                                                     2003          2002
                                                                   --------      --------
Return on average assets .....................................         0.48%         0.64%

Return on average shareholders' equity .......................         5.39%         7.16%

Net interest spread ..........................................         3.18%         3.45%

Net interest margin ..........................................         3.55%         3.97%

Non-interest income as a percentage of total revenue .........         7.83%         6.47%

Non-interest income as a percentage of average assets.........         0.28%         0.26%

Non-interest expense to average assets .......................         2.62%         2.61%

Efficiency ratio (1) .........................................        72.24%        64.80%

----------

(1) Efficiency ratio is total other expenses divided by the sum of net interest income and total other income.

      Mr. Banmiller reminded shareholders that 1st Colonial is issuing another 5% stock dividend on April 15, 2004 to shareholders of record as of April 1, 2004. He noted that "this is the third year in a row that we have issued a stock dividend to our shareholders. We sincerely appreciate their loyalty and support."

      1st Colonial National Bank is a locally managed community bank located in Collingswood, New Jersey. The bank strives to offer highly personalized service combined with extended lobby and drive-through hours, and low fees and charges. The bank services consumers as well as small- to mid-sized businesses. Services include free personal checking, savings, money market and certificates of deposit accounts. In addition, the bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards and free telephone banking. The bank also plans to commence offering internet banking in the third quarter of 2004.

      This Release contains forward-looking statements. These statements are not historical facts and include statements about management's strategies and expectations about programs, products, and opportunities. Such forward-looking statements involve certain risks and uncertainties. Because of such risks and uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements. Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the bank's operations, pricing, products and services. More detailed information concerning 1st Colonial's financial condition and results of operations can be found in the company's annual and quarterly reports filed with the Securities and Exchange Commission. These reports can be accessed over the Internet at www.sec.gov. More information on 1st Colonial can be found online at www.1stColonial.com or by telephoning 1st Colonial's main branch at 856-858-1100.